Exhibit 99.1

CONTACTS:
Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.856.0363	Financial Officer
		412.856.0363

RELEASE DATE: April 26, 2018

STANDARD AVB FINANCIAL CORP. ANNOUNCES FIRST QUARTER EARNINGS AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – April 26, 2018 – Standard AVB Financial Corp. (the “Company”) - (OTCQX: STND), the holding company for Standard Bank, PaSB, today announced earnings for the quarter ended March 31, 2018 of $2.2 million, or $0.47 per share, compared to $563,000, or $0.23 per share, for the quarter ended March 31, 2017. As previously disclosed, the merger of Allegheny Valley Bancorp, Inc. with and into Standard Financial Corp. was consummated at the close of business on April 7, 2017 and after the completion of the March 31, 2017 quarter. There were no merger-related expenses during the quarter ended March 31, 2018. Net income for the first quarter of 2017 included merger-related expenses of $252,000 ($177,000 after-tax). Excluding the after-tax impact of the 2017 merger-related expenses, net income would have been $740,000, or $0.31 per share, for the quarter ended March 31, 2017. The Company’s annualized return on average assets and average equity were 0.88% and 6.47%, respectively, for the quarter ended March 31, 2018 compared to 0.46% and 3.06%, respectively, for the quarter ended March 31, 2017 (0.61% and 4.03%, respectively, excluding the merger-related expenses).

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of May 3, 2018 and will be paid on May 17, 2018.

Timothy K. Zimmerman, CEO, stated, “I believe our first quarter results display solid performance. Our asset quality continues to remain strong, in fact, the loan portfolio performed at a level that resulted in no loan loss provision for the quarter. We were also able to absorb a one-time charge to earnings associated with the exercise of a change in control agreement. We are carefully monitoring the impact of a flattening US Treasury yield curve and managing the interest rate margin as short term rates are rising but longer term rates are largely unchanged. We are continuing to make progress on integration of systems and streamlining operations. Most post-conversion projects are wrapping up and we are placing more emphasis on expanded products and services and building broad-based customer relationships.”

Total assets at March 31, 2018 increased 0.71% to $979.5 million, from $972.6 million at December 31, 2017. Net loans receivable at March 31, 2018 were $742.9 million, compared to $747.0 million at December 31, 2017. The 0.56% decrease in loans was the result of normal pay downs as well as payoffs received during the period, which was partially offset by new loan production.

Total deposits at March 31, 2018 decreased 0.40% to $692.1 million from $694.8 million at December 31, 2017. Borrowed funds increased 7.1% to $148.7 million from $138.9 million. The increase in borrowed funds was primarily related to FHLB advances entered into during the quarter partially offset by repayments.

Stockholders’ equity of $133.3 million at March 31, 2018 decreased 0.49% from $134.0 million at December 31, 2017. The decrease is due primarily to a $2.4 million decrease in accumulated other comprehensive income resulting from fair value adjustments on available for sale securities which was partially offset by a $1.5 million increase in retained earnings, due to year to date net income offset by dividends paid.

All comparisons to the three months ended March 31, 2017 that follow are to Standard Financial Corp. only, before the completion of the merger with Allegheny Valley Bancorp., Inc.

Net interest income was $7.4 million for the three months ended March 31, 2018 compared to $3.3 million for the three months ended March 31, 2017. The increase was primarily due to growth from the acquisition. The net interest margin for the 2018 quarter was 3.27%, compared to 2.89% for the same period in the prior year, due primarily to an increase in the yield on interest-earning assets as well as a decrease in the total cost of funds.

There was no provision for loan losses recorded for the three months ended March 31, 2018 or March 31, 2017. Non-performing loans at March 31, 2018 were $3.0 million, or 0.40% of total loans compared to $1.1 million, or 0.27% of total loans at March 31, 2017.

Noninterest income totaled $1.1 million for the quarter ended March 31, 2018 compared to $517,000 for the quarter ended March 31, 2017. The increase for the period was due to increased service charges on deposits and higher investment management fees, primarily related to the acquisition, as well as security gains recognized during the period.

Noninterest expenses totaled $5.8 million for the quarter ended March 31, 2018, compared to $2.7 million, excluding merger expenses, for the quarter ended March 31, 2017. There were no merger expenses included in the three month period in 2018. The three month period in 2017 included merger expenses totaling $252,000. Excluding the merger expenses, the higher non-interest expenses in the 2018 period were due mainly to increases in compensation, premises and occupancy costs, other operating expenses, and the amortization of the core deposit intangible, primarily resulting from the acquisition.

Standard AVB Financial Corp., with total assets of $979.5 million at March 31, 2018, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank, which operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA (1):	Three Months Ended March 31,
	2018	2017
Interest and Dividend Income	$9,038	$4,154
Interest Expense	1,631	860
Net Interest Income	7,407	3,294
Provision for Loan Losses	-	-
Net Interest Income after Provision for Loan Losses	7,407	3,294
Noninterest Income	1,109	517
Noninterest Expenses	5,780	2,724
Merger Expenses	-	252
Income before Income Tax Expense	2,736	835
Income Tax Expense	576	272
Net Income	$2,160	$563

Earnings Per Share - Basic	$0.47	$0.23
Earnings Per Share - Diluted	$0.46	$0.23
Annualized Return on Average Assets	0.88%	0.46%
Average Assets	$980,080	$488,302
Annualized Return on Average Equity	6.47%	3.06%
Average Equity	$133,634	$73,485
Net Interest Spread	3.02%	2.76%
Net Interest Margin	3.27%	2.89%

FINANCIAL CONDITION DATA:	March 31, 2018	December 31, 2017
Total Assets	$979,473	$972,600
Cash and Cash Equivalents	14,230	16,265
Investment Securities	147,709	133,938
Loans Receivable, Net	742,861	747,035
Deposits	692,087	694,846
Borrowed Funds	148,738	138,913
Total Stockholders' Equity	133,310	133,972

Book Value Per Share	$27.79	$27.97
Tangible Book Value Per Share	$21.76	$21.87

Allowance for Loan Losses	$4,185	$4,127
Non-Performing Loans	$2,972	$2,926
Allowance for Loan Losses to Total Loans	0.56%	0.55%
Allowance for Loan Losses to Non-Performing Loans	140.8%	141.0%
Non-Performing Assets to Total Assets	0.34%	0.34%
Non-Performing Loans to Total Loans	0.40%	0.39%

(1) Financial highlights are for the three months ended March 31, 2018 and March 31, 2017, respectively. Financial results for the three months ended March 31, 2017 are reflective of Standard Financial Corp. only, before the completion of the merger with Allegheny Valley Bancorp, Inc.

STANDARD AVB FINANCIAL CORP.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

EXPLANATION OF OUR USE OF NON-GAAP MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this exhibit contains, certain non-GAAP financial measures, such as net income excluding merger-related expenses, earnings per share excluding merger-related expenses, returns on average assets excluding merger-related expenses and returns on stockholders’ equity excluding merger-related expenses. We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial service industry.

Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP follows.

Standard AVB Financial Corp.

Reconciliation of Certain Non-GAAP Financial Measures

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017

Net Income (GAAP)	$2,160	$563
After tax merger-related expenses (GAAP)	-	177
Net income, excluding merger-related expenses	$2,160	$740

Earnings Per Share - Basic
GAAP	$0.47	$0.23
Excluding merger-related expenses	n/a	$0.31

Earnings Per Share - Diluted
GAAP	$0.46	$0.23
Excluding merger-related expenses	n/a	$0.30

Average Assets (GAAP)	$980,080	$488,302

Return on Average Assets
GAAP	0.88%	0.46%
Excluding merger-related expenses	n/a	0.61%

Average Equity (GAAP)	$133,634	$73,485

Return on Average Equity
GAAP	6.47%	3.06%
Excluding merger-related expenses	n/a	4.03%